Exhibit 99.1

Wednesday January 30, 12:27 pm Eastern Time

Press Release

SOURCE: Sunrise Assisted Living, Inc.

Sunrise Announces Exercise of $25 Million Option On
Convertible Subordinated Notes

Exercise Option Brings Total Offering to $125 Million

MCLEAN, Va., Jan. 30 /PRNewswire-FirstCall/ — Sunrise Assisted Living, Inc. (NYSE: SRZ — news) announced today that it has closed its issuance and sale of $125 million aggregate principal amount of 5.25 percent Convertible Subordinated Notes due February 1, 2009. The $125 million of convertible subordinated notes includes $25 million of convertible notes that were subject to the initial purchasers’ option to purchase, which was exercised in full. The notes are convertible into Sunrise common stock at a conversion price of $35.84 per share, subject to adjustment in certain circumstances. The offering was made only to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933.

Neither the notes nor the common stock issuable upon conversion of the Notes have been registered under the Securities Act of 1933, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Certain matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be realized. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: Sunrise Assisted Living, Inc.